Exhibit 99.1
Astec Industries, Inc.
News Release
1725 Shepherd Road | Chattanooga, TN  37421 | Phone (423) 899-5898 | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FIRST QUARTER 2017 RESULTS

CHATTANOOGA, Tenn. (April 25, 2017) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their first quarter ended March 31, 2017.

Net sales for the first quarter of 2017 were $318.4 million compared to $278.7 million for the first quarter of 2016, a 14% increase.  Earnings for the first quarter of 2017 were $15.1 million or $0.65 per diluted share compared to $17.7 million or $0.77 per diluted share in the first quarter of 2016, a decrease in earnings per share of 16%.

Domestic sales increased 8% to $253.5 million for the first quarter of 2017 from $234.2 million for the first quarter of 2016.  International sales increased 46% to $64.9 million for the first quarter of 2017 from $44.5 million for the first quarter of 2016.

The Company's backlog at March 31, 2017 was $361.8 million.  Domestic backlog decreased 25% to $290.4 million at March 31, 2017 from $387.9 million at March 31, 2016.  The international backlog at March 31, 2017 was $71.3 million compared to $50.8 million at March 31, 2016, an increase of 40%.  Total March 31, 2017 backlog decreased $76.9 million or 18% compared to March 31, 2016.  Excluding all pellet plant backlogs, the Company's March 31, 2017 backlog increased $35.2 million or 14% compared to March 31, 2016.  All prior year backlog amounts have been recast to include the backlog of Power Flame Incorporated which was acquired on August 1, 2016.

Consolidated financial information for the first quarter ended March 31, 2017 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement of the quarterly results, Benjamin G. Brock, Chief Executive Officer, stated "We are pleased with our results for the first quarter.  We were able to grow revenues and, as expected, our gross margins were lower than usual, mainly due to new products being manufactured in many of our facilities.  Our new products normally carry lower margins early on in their product life cycle.  Our ConExpo show expense of $4.3M also affected our net income but resulted in the best ConExpo I have ever attended.  While our year-over-year backlog is down including pellet plant orders, we were able to grow our March 31, 2017 backlog 14% excluding all pellet plant orders."

Mr. Brock continued, "The domestic market remained strong for our Infrastructure Group's products targeted at the road construction industry.  Our Aggregate and Mining Group continued to see improvement in the domestic market for products targeted at traditional rock quarries.  The market for our equipment continues to be slow on the mining side.  Our Energy Group product sales for the infrastructure industry were strong while specialized industrial markets remained steady during the quarter.  We continue to experience a slight increase in quote and order activity in the oil and gas markets."

Mr. Brock concluded, "We remain optimistic about 2017.  Our backlog at March 31, 2017 was historically very good at $361.8 million.  Still, some of these orders are for new equipment designs that have the potential to carry lower margin and/or higher than normal warranty expense in the first half of this year.  However, the introduction of new products is essential for our future.  While the increase in order activity is a good sign for the year ahead and we have been able to secure international orders in the face of significant headwinds from the strong U.S. dollar, we still face challenges on U.S. exports given the continued strength of the U.S. dollar and in products targeted at the cautious mining industry."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on April 25, 2017, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, May 9, 2017 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Replay ID# 10344.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction, production and combustion of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from introduction of new products, higher warranty costs, the ConExpo show, the global mining slow down and the strong U.S. Dollar.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2016.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	Mar 31	Mar 31
	2017	2016
Assets
Current assets
Cash and cash equivalents	$55,401	$62,445
Investments	1,408	1,654
Receivables, net	156,222	119,371
Inventories	372,570	389,504
Prepaid expenses and other	20,731	26,961
Total current assets	606,332	599,935
Property and equipment, net	182,223	171,205
Other assets	85,933	64,640
Total assets	$874,488	$835,780
Liabilities and equity
Current liabilities
Accounts payable - trade	$73,807	$56,188
Other current liabilities	110,828	126,453
Total current liabilities	184,635	182,641
Non-current liabilities	25,503	26,877
Total equity	664,350	626,262
Total liabilities and equity	$874,488	$835,780

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	Mar 31	Mar 31
	2017	2016
Net sales	$318,401	$278,721
Cost of sales	242,630	206,765
Gross profit	75,771	71,956
Selling, general, administrative & engineering expenses	53,121	43,806
Income from operations	22,650	28,150
Interest expense	265	467
Other	552	609
Income before income taxes	22,937	28,292
Income taxes	7,817	10,549
Net income attributable to controlling interest	$15,120	$17,743

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.66	$0.77
Diluted	$0.65	$0.77

Weighted average common shares outstanding
Basic	23,013	22,965
Diluted	23,176	23,135

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended March 31, 2017 and 2016
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate Group	Total
2017 Revenues	165,243	100,613	52,545	-	318,401
2016 Revenues	153,114	92,488	33,119	-	278,721
Change $	12,129	8,125	19,426	-	39,680
Change %	7.9%	8.8%	58.7%	-	14.2%

2017 Gross Profit	37,801	25,023	12,887	60	75,771
2017 Gross Profit %	22.9%	24.9%	24.5%	-	23.8%
2016 Gross Profit	39,837	25,148	7,082	(111)	71,956
2016 Gross Profit %	26.0%	27.2%	21.4%	-	25.8%
Change	(2,036)	(125)	5,805	171	3,815

2017 Profit (Loss)	18,180	8,428	2,729	(14,428)	14,909
2016 Profit (Loss)	21,863	9,538	(192)	(14,226)	16,983
Change $	(3,683)	(1,110)	2,921	(202)	(2,074)
Change %	(16.8%)	(11.6%)	1521.4%	(1.4%)	(12.2%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended March 31
	2017	2016	Change $
Total profit for all segments	$14,909	$16,983	$(2,074)
Recapture of intersegment profit	172	695	(523)
Net loss attributable to non-controlling interest	39	65	(26)
Net income attributable to controlling interest	$15,120	$17,743	$(2,623)

Astec Industries, Inc.
Backlog by Segment
March 31, 2017 and 2016
(in thousands)
(Unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2017 Backlog	221,849	100,043	39,875	361,767
2016 Backlog	326,039	79,128	33,523	438,690
Change $	(104,190)	20,915	6,352	(76,923)
Change %	(32.0%)	26.4%	18.9%	(17.5%)